Exhibit 4.1

EXECUTION VERSION

THIS INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Instrument”), dated as of March 20, 2018 (“Effective Date”), is by and among Orexigen Therapeutics, Inc. (the “Issuer”), Wilmington Savings Fund Society, FSB, a federal savings bank duly organized and existing under the laws of the United States, as successor trustee (the “Successor Trustee”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, as resigning trustee (the “Resigning Trustee”). Capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, pursuant to an Indenture dated as of February 23, 2017 (as the same may be supplemented and amended from time to time, the “Indenture”), entered into by the Issuer and the Resigning Trustee, the Issuer issued its 2.75%  Convertible Exchange Senior Notes due 2020 (the “Notes”);

WHEREAS, the Issuer appointed the Resigning Trustee as the Trustee, Conversion Agent, Registrar and Paying Agent under the Indenture;

WHEREAS, the current outstanding aggregate principal balance of the Notes is $38,939,000;

WHEREAS, the Indenture provides that the Trustee may at any time resign by giving written notice of such resignation to the Issuer;

WHEREAS, the Resigning Trustee desires to resign as Trustee, Conversion Agent, Registrar and Paying Agent under the Indenture, and the Issuer desires to appoint the Successor Trustee as Trustee, Conversion Agent, Registrar and Paying Agent under the Indenture to succeed the Resigning Trustee in each of such capacities under the Indenture; and

WHEREAS, the Successor Trustee is willing to accept the appointment as Trustee, Conversion Agent, Registrar and Paying Agent under the Indenture;

NOW, THEREFORE, in consideration of the covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Acceptance of Resignation of Resigning Trustee; Appointment of Successor Trustee.  The Resigning Trustee hereby resigns as Trustee, Conversion Agent, Registrar and Paying Agent under the Indenture. The Issuer accepts the resignation of the Resigning Trustee as Trustee, Conversion Agent, Registrar and Paying Agent under the Indenture.  The Issuer hereby appoints the Successor Trustee as Trustee, Conversion

Agent, Registrar and Paying Agent under the Indenture.  The Issuer hereby acknowledges that, as of the Effective Date, the Successor Trustee shall be the Trustee under the Indenture and shall hold all rights, powers, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture as Trustee.  The Issuer  shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, duties and obligations hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee, Conversion Agent, Registrar and Paying Agent, including any notice required to be given to The Depository Trust Company with respect to the roles of Registrar and Paying Agent.

2.Resigning Trustee Representations and Warranties.  The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

a.

No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the knowledge of the Trust Officer of the Resigning Trustee who is signing this Instrument, by the holders of the percentage in aggregate principal amount of Notes required by the Indenture to effect any such waiver;

b.

There is no action, suit or proceeding pending or, to the knowledge of the Trust Officer of the Resigning Trustee who is signing this Instrument, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee, Conversion Agent, Registrar or Paying Agent under the Indenture;

c.	As of the date hereof, the Resigning Trustee holds no property or money under the Indenture.

d.

Resigning Trustee shall deliver to Successor Trustee, as of or immediately after the Effective Date, all of the documents listed in Exhibit B hereto, to the extent they are in the possession of the Resigning Trustee;

e.

The execution and delivery of this Instrument has been duly authorized by the Resigning Trustee, and this Instrument constitutes the Resigning Trustee’s legal, valid, binding and enforceable obligation;

f.	The Resigning Trustee certifies that $38,939,000 in principal amount of Notes is outstanding and interest due on the Notes has been paid to December 1, 2017;

g.	The Indenture has not been supplemented, or if it has been supplemented, the Successor Trustee shall be given a copy of the Indenture as supplemented.

3.Issuer.

a.

The Issuer hereby certifies that Exhibit C annexed hereto is a copy of the resolutions which were duly adopted by written consent by the Board of Directors of the Issuer, which are in full force and effect on the date hereof, and which authorize certain officers of the Issuer to:  (i) accept the Resigning Trustee’s resignation as Trustee under the Indenture; (ii) appoint the Successor Trustee as Trustee under the Indenture; and (iii) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee under the Indenture.

b.

The Issuer is authorized as a debtor in possession in chapter 11 bankruptcy proceedings pending in the District of Delaware to enter into this Instrument, provided that nothing in this Instrument shall elevate the status of any claim of the Resigning Trustee or the Successor Trustee as against the Issuer or its bankruptcy estate to that of an administrative expense claim or priority claim, and all parties reserve all rights with respect to the allowance and payment of any claims under the Indenture.

4.Successor Trustee Representation and Warranty.  The Successor Trustee represents and warrants to the Resigning Trustee and the Issuer that it is eligible to serve as Trustee under the Indenture and the Trust Indenture Act of 1939.

5.Assignment by Resigning Trustee.  Effective on the Effective Date, the Resigning Trustee hereby confirms, assigns, transfers, delivers and conveys to the Successor Trustee, as Trustee, Conversion Agent, Registrar and Paying Agent under the Indenture, all rights, powers, duties and obligations which the Resigning Trustee now holds under and by virtue of the Indenture as Trustee, Conversion Agent, Registrar and Paying Agent, and effective as of such date does hereby pay over to the Successor Trustee any and all property and moneys held by the Resigning Trustee under and by virtue of the Indenture.

6.Acceptance by Successor Trustee. The Successor Trustee shall assume said rights, powers, duties and obligations upon the terms and conditions set forth in the Indenture. Promptly after the execution and delivery of this Instrument, the Successor Trustee shall cause a notice, substantially in the form annexed hereto as Exhibit A, to be sent to the Issuer and each Holder of the Notes.

7.Additional Documentation.  The Resigning Trustee, for the purposes of more fully and certainly vesting in and confirming to the Successor Trustee the rights, powers, duties and obligations hereby assigned, transferred, delivered and conveyed, agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required by the Successor Trustee.

8.Choice of Laws.  This Instrument shall be governed by the laws applicable to the Indenture.

9.Counterparts.  This Instrument may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original, but all counterparts shall constitute but one Instrument.  Delivery of a counterpart hereof by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.

10.Patriot Act.The Issuer acknowledges that, in accordance with Section 326 of the USA Patriot Act, the Successor Trustee, like all financial institutions, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Successor Trustee.  The Issuer agrees that it will provide the Successor Trustee with such information as it may reasonably request in order for it to satisfy the requirements of the USA Patriot Act.

11.Notices.  All notices, whether faxed or mailed, will be deemed received in accordance with Section 14.01 of the Indenture to the following:

TO THE SUCCESSOR TRUSTEE:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attn: Patrick J. Healy

Facsimile:  302-421-9137

E-mail:  phealy@wsfsbank.com

TO THE RESIGNING TRUSTEE:

U.S. Bank National Association

Global Corporate Trust Services

60 Livingston Avenue, EP-MN-WS3C

St. Paul, MN 55107

Attn:  Richard Prokosch

Facsimile:  651-466-7429

E-mail:  rick.prokosch@usbank.com

TO THE ISSUER:

Orexigen Therapeutics, Inc.

3344 North Torrey Pines Court, Suite 200

La Jolla, CA 92037

Attn: Thomas P. Lynch

Facsimile: (858) 875-8650

Email: tlynch@orexigen.com

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Attn: Christopher R. Donoho, III

         Christopher R. Bryant

Facsimile: (212) 918-3000

Email: chris.donoho@hoganlovells.com

           Christopher.bryant@hoganlovells.com

12.Effectiveness.  This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the opening of business on the Effective Date; provided, that the resignation of the Resigning Trustee as Conversion Agent, Registrar and Paying Agent and the appointment of the Successor Trustee as Conversion Agent, Registrar and Paying Agent under the Indenture shall be effective 10 business days after the Effective Date.

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IN WITNESS WHEREOF, the parties hereto have executed this Instrument as of the date set forth above.

Orexigen Therapeutics, Inc., as Issuer

By:	/s/ Thomas P. Lynch
Name:	Thomas P. Lynch
Its:	EVP, Chief Administrative Officer, General Counsel and Secretary

U.S. Bank National Association, as Resigning Trustee

By:	/s/ Barry Ihrke
Name:	Barry Ihrke
Its:	Vice President

Wilmington Savings Fund Society, FSB, as Successor Trustee

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Its:	Vice President

EXHIBIT A

[WSFS Letterhead]

Notice to Holders of Orexigen Therapeutics, Inc. (the “Issuer”)

2.75% Convertible Exchange Senior Notes due 2020 (the “Notes”):

Cusip Numbers [________]1:

THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE REGISTERED AND BENEFICIAL HOLDERS OF THE SUBJECT NOTES.  IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS, AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RE-TRANSMITTAL TO BENEFICIAL OWNERS OF THE NOTES IN A TIMELY MANNER.

Reference is hereby made to that certain Indenture, dated as of February 23, 2017 (as supplemented, modified or amended from time to time, the “Indenture”), by and among the Issuer and U.S. Bank National Association (“USB”), as Trustee, pursuant to which the Notes were issued and are outstanding.

NOTICE IS HEREBY GIVEN, pursuant to Sections 8.07 and 8.08 of the Indenture that USB has resigned as Trustee, Conversion Agent, Registrar and Paying Agent under the Indenture.

NOTICE IS HEREBY FURTHER GIVEN, pursuant to Section 8.07 of the Indenture, that the Issuer has appointed Wilmington Savings Fund Society, FSB (“WSFS”), whose corporate trust office is located at 500 Delaware Avenue, Wilmington, DE 19801, as successor Trustee, Conversion Agent, Registrar, and Paying Agent under the Indenture, and WSFS has accepted such appointment.

NOTICE IS HEREBY FURTHER GIVEN that USB’s resignation as Trustee and WSFS’s appointment as successor Trustee were effective as of the opening of business on March ___, 2018.  USB’s resignation as Conversion Agent, Registrar and Paying Agent, and WSFS’s appointment as Conversion Agent, Registrar and Paying Agent, will be effective as of the opening of business on March ___, 2018.

Dated:  March __, 2018

Wilmington Savings Fund Society, FSB,

as successor Trustee

[1]

CUSIP numbers appearing herein have been included solely for the convenience of the Holders.  The Trustee assumes no responsibility for the selection or use of such numbers and makes no representation as to the correctness of the CUSIP numbers listed above.

EXHIBIT B

Documents to be delivered by Resigning Trustee to Successor Trustee as to the Indenture:

1.Executed copy of the Indenture.

2.Certified list of noteholders as of the day prior to the Effective Date, certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered noteholders, the computer tape reflecting the identity of such noteholders).

3.Copies of any official notices sent by the Resigning Trustee to all the holders of the Notes pursuant to the terms of the Indenture during the past twelve months and a copy of the Resigning Trustee’s most recent annual report to Holders, if any.

4.Original Global Notes, if physical Global Notes exist.

5.A copy of the most recent Compliance Certificate delivered by the Issuer to Resigning Trustee pursuant to the Indenture.

6.Such other non-confidential, unprivileged documents or information as the Successor Trustee may reasonably request on or after the Effective Date.

EXHIBIT C

ACTION BY WRITTEN CONSENT OF THE BOARD OF DIRECTORS OF

OREXIGEN THERAPEUTICS, INC.

The undersigned, ____________, hereby certifies that he is the duly appointed, qualified and acting Secretary of Orexigen Therapeutics, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”), and further certifies that the following is a true and correct copy of certain resolutions duly adopted by unanimous written consent by the Board of Directors of said Company on March [___], 2018 and that said resolutions have not been amended, modified or rescinded:

“RESOLVED, that the Company appoint Wilmington Savings Fund Society, FSB (the “Successor Trustee”) as successor Trustee, Conversion Agent, Registrar and Paying Agent under the Indenture, dated as of February 23, 2017 (as supplemented, the “Indenture”), between the Company and U.S. Bank National Association (the “Resigning Trustee”), as Trustee, pursuant to which the Company issued $38,939,000 in aggregate principal amount of its 2.75% Convertible Exchange Senior Notes due 2020 (the “Securities”); and that the Company accept the resignation of the Resigning Trustee as Trustee, Conversion Agent, Registrar, and Paying Agent under the Indenture, such resignation to be effective upon the execution and delivery by the Successor Trustee to the Company of an instrument or instruments accepting such appointment as successor Trustee, Conversion Agent, Registrar, and Paying Agent under the Indenture; and it is further

RESOLVED, any officer of the Company be, and each of them hereby is, authorized, empowered and directed to execute and deliver in the name and on behalf of the Company an instrument or instruments appointing the Successor Trustee as the successor Trustee, Conversion Agent, Registrar, and Paying Agent; and it is further

RESOLVED, that the proper officers of the Company are hereby authorized, empowered and directed to do or cause to be done all such acts or things, and to execute and deliver, or cause to be executed or delivered, any and all such other agreements, amendments, instruments, certificates, documents or papers (including, without limitation, any and all notices and certificates required or permitted to be given or made on behalf of the Company to the Successor Trustee or to the Resigning Trustee), under the terms of any of the executed instruments in connection with the resignation of the Resigning Trustee, and the appointment of the Successor Trustee, in the name and on behalf of the Company as any of such officers, in his/her discretion, may deem necessary or advisable to effectuate or carry out the purposes and intent of the foregoing resolutions; and to exercise any of the Company’s obligations under the instruments and agreements executed on behalf of the Company in connection with the resignation of the Resigning Trustee and the appointment of the Successor Trustee.”

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary this [___] day of March, 2018.

By:______________________________

Name:  _______________

Title:      Secretary